                                                                 EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT entered into as of the 22nd day of April, 1997 by and between RENEX CORP., a Florida corporation ("Company"), and PATSY L. ANDERS ("ANDERS").

                                R E C I T A L S:

               A. The Company is a provider of kidney dialysis treatments in various parts of the United States to individuals suffering from end stage renal disease (the "Business"); and

               B. ANDERS has been in the continuous employ of the Company since August 1993; and

               C. The Company desires to continue to employ ANDERS as the Company's Vice President/Business Develpoment and ANDERS desires to continue to be employed by the Company in such position on the terms and conditions provided herein; and

               D. The Company believes that it is in the best interest of the Company to assure ANDERS of a secure minimum compensation and to diminish the inevitable distraction of ANDERS that may result in the event of the possibility, threat or occurrence of a change of control, by providing for certain compensation arrangements upon a change of control.

               NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

               1. RECITATIONS. The above recitations are true and correct and are incorporated herein by this reference.

               2. EMPLOYMENT.

                       2.1. POSITION OF EMPLOYMENT. The Company hereby continues the employment of ANDERS as its Vice President/Business Development upon all of the terms and conditions hereinafter set forth. ANDERS shall perform such duties as are usually performed by a Vice President/Business Development of a business similar in scope as the Business and such other reasonable additional duties as may be prescribed from time to time by the Company's Board of Directors, taking into account ANDERS' education, experience and job responsibilities. ANDERS shall report directly to the President. All actions shall be subject and subordinate to review and approval by the Board of Directors and any and all committees of the Board of Directors. The precise responsibilities of ANDERS may be modified from time to time in accordance with reasonable policy established by the Board of Directors of the Company consistent with ANDERS' qualifications and experience.

                       2.2. DEVOTION OF TIME. During the term of ANDERS' employment, ANDERS shall devote her full business time, ability and attention to the business affairs of the Company. ANDERS agrees to use her best efforts to perform faithfully and efficiently such responsibilities. ANDERS shall be permitted to (i) serve on corporate, civic or charitable boards or committees; and (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions. All income received from such other endeavors shall be for the exclusive benefit of ANDERS and the Company shall have no interest therein.

                       2.3. WORKING FACILITIES. During the term of this Agreement, the Company shall furnish, at ANDERS' principal place of employment, an office, furnishings, secretary and such other facilities commensurate and suitable to her position and adequate for the performance of her duties hereunder.

                       2.4. LOCATION OF EMPLOYMENT. Unless otherwise agreed to by ANDERS, ANDERS' principal place of business shall be within Dade or Broward Counties, Florida.

               3. TERM OF EMPLOYMENT

                       3.1. TERM OF EMPLOYMENT. The term of this Agreement shall begin on the date hereof (the "Commencement Date") and shall end two years thereafter, subject to earlier termination or extension as otherwise set forth in this Agreement.

                       3.2. AUTOMATIC EXTENSION. This Agreement shall be automatically extended for successive two (2) year periods at the end of the initial or any extended term, unless either party provides written notice of termination to the other party at least 120 days prior to the expiration of the initial or extended term respectively.

                       3.3. TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE. The Company may terminate ANDERS' employment upon fifteen (15) days written notice for the reasons set forth in Section 3.3.1 below, if such default is not cured within such notice period, or such additional time as is reasonably necessary to cure such default if ANDERS is using diligent efforts to cure such default. The Company shall be entitled to terminate ANDERS's employment without notice or an opportunity to cure for the reasons set forth in Section 3.3.2 herein.

                                3.3.1. NOTICE. Notice or an opportunity to cure
shall be required for the following reasons:

                                         (a) A default or breach by ANDERS of
any of the material provisions of this Agreement detrimental to the Company;

                                         (b) refusal to follow reasonable and
lawful directives of the Company's Board of Directors or any committee thereof which are consistent with ANDERS' duties and responsibility outlined in this Agreement; or

                                3.3.2. NO NOTICE. No notice or an opportunity to
cure shall be required for the following:

                                         (a) actions by ANDERS constituting
fraud, embezzlement or dishonesty;

                                         (b) the deliberate and knowing breach
by ANDERS of the Company's internal financial controls;

                                         (c) ANDERS furnishing false,
misleading, or omissive information or omitting to furnish material information to the Company's Board of Directors, or any committee thereof, in the reasonable judgment of the Board of Directors;

                                         (d) any action by ANDERS which
constitutes a breach of the confidentiality of the Business and/or trade secrets of the Company;

                                         (e) ANDERS' gross negligence in the
performance of her duties as outlined in this Agreement;

                                         (f) any violation of federal or state
law by ANDERS which have a material detrimental impact on the Company;

                                         (g) at such time as ANDERS shall have
failed, by reason of mental or physical disability or illness ("Disability" as hereinafter defined), to perform his services pursuant to this Agreement for a period of one hundred eighty (180) days. Disability shall be defined to mean the inability of ANDERS to perform her duties under this Agreement, based on injury, illness or physical or mental conditions as determined by the Company's Board of Directors, which determination must be supported by two licensed physicians, one of each selected by the Company and ANDERS; provided, however, if the Company maintains a policy insuring against the disability of ANDERS, Disability shall have the meaning ascribed in such policy. Upon the Board's initial determination of disability, ANDERS will submit to mental and physical examinations which shall be paid by the Company, unless otherwise covered by health benefits provided by the Company to ANDERS. The failure of ANDERS to submit to such reasonable examinations within fifteen (15) days of such request shall be conclusive that such Disability exists.

                                3.3.3. NO ADDITIONAL COMPENSATION. Upon
termination for the reasons set forth in Section 3.3 herein, the Company shall not be liable for any further compensation or benefits following the date of termination, other than accrued Base Salary. Notwithstanding, ANDERS shall be entitled to receive all appropriate benefits mandated by the Consolidated Budget Reconciliation Act of 1985 ("COBRA").

                       3.4. TERMINATION BY ANDERS. ANDERS may terminate this Agreement upon thirty (30) days written notice, upon the occurrence of a material default of this Agreement by the Company, which default is not cured within the thirty (30) day notice period. Such notice shall set forth with particularity the facts underlying the claimed default.

                       3.5. TERMINATION WITHOUT CAUSE. The Company shall have the right to terminate this Agreement, without cause, upon thirty (30) days written notice to ANDERS. Notwithstanding such termination, the Company shall be obligated to pay to ANDERS as severance herein the following:

                                3.5.1. PRIOR TO CHANGE OF CONTROL. If
termination without cause is prior to a "Change of Control," ANDERS shall be entitled to severance equal to the greater of (i) the Base Salary which would have been paid for the balance of the term of this Agreement if it were not terminated, or (ii) one (1) year's Base Salary. The severance payment under this
Section 3.5.1 shall be payable in twelve (12) equal monthly installments commencing on the first day of the month following termination. In addition, during such twelve (12) month period, all benefits to ANDERS set forth on
Section 4.5 herein shall continue to be paid.

                                3.5.2. FOLLOWING A CHANGE OF CONTROL. If ANDERS
is terminated without cause at any time following a Change of Control, ANDERS shall be entitled to severance equal to the greater of (i) two times the Base Salary which would have been paid for the remainder of the term had the Agreement not been terminated, or (ii) two times the sum of (A) one year's Base Salary then in effect, and (B) any and all bonuses paid to ANDERS in the eighteen (18) months prior to the effective date of termination. The severance payments under this Section 3.5.2 shall be paid 50% in cash on the effective date of termination and the balance in twelve (12) equal monthly payments on the 1st day of each month commencing on the 1st day of the month following termination. In addition, all benefits set forth in Section 4.5 herein shall continue to be paid during such twelve month period.

                                3.5.3. STOCK OPTIONS. Notwithstanding anything
herein to the contrary, in the event that ANDERS' employment is terminated in accordance with this Section 3.5, ANDERS rights under any and all employee stock option programs or individual stock option arrangements shall remain in effect and provide to ANDERS the ability to exercise any and all stock options vested as of the date of termination through the remainder of the terms of such options, which termination dates shall not be accelerated based on the termination of employment.

                       3.6. TERMINATION UPON DEATH. This Agreement shall be terminated immediately upon the death of ANDERS. Within thirty (30) days following such termination, the Company shall pay to ANDERS' estate: (i) all accrued Base Salary and bonuses; and (ii) a sum equal to six (6) months' Base Salary. In addition, upon the determination of bonuses for the fiscal year in which ANDERS died, the Company shall pay to ANDERS's estate, a prorated bonus based on the number of days ANDERS provided services hereunder during the year of his death.

                       3.7. TERMINATION BY ANDERS UPON CHANGE OF CONTROL. ANDERS may terminate this Agreement at any time within one hundred eighty (180) days following a "Change of Control" of the Company by providing thirty (30) days written notice of termination, which notice must be sent within the 180 day period. Upon such termination, ANDERS shall be entitled to a severance payment equal to the greater of (i) two times the Base Salary which would have been paid for the remainder of the term had the Agreement not been terminated, or (ii) two times the sum of (A) one year's Base Salary then in effect, and (B) any and all bonuses paid to ANDERS in the eighteen (18) months prior to the effective date of termination. The severance payment under this Section 3.7 shall be paid 50% in cash on the effective date of termination and the balance in twelve (12) equal monthly payments on the 1st day of each month commencing on the 1st day of the month following termination. In addition, all benefits set forth in Section
4.5 herein shall continue to be paid during such twelve month period. Notwithstanding anything herein to the contrary, in the event that ANDERS' employment is terminated in accordance with this Section 3.5, ANDERS rights under any and all employee stock option programs or individual stock option arrangements shall remain in effect and provide to ANDERS the ability to exercise any and all stock options vested as of the date of termination through the remainder of the terms of such options, which termination dates shall not be accelerated based on the termination of employment.

                       3.8. DEFINITION OF CHANGE OF CONTROL. Change of Control is defined for the purposes of this Agreement as any of the following acts:

                                3.8.1. The acquisition by any person, entity or
"group" within the meaning of ss. 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five (25%) percent or more of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors. Notwithstanding, any purchase by underwriters pursuant to a firm commitment underwriting shall not constitute a Change of Control; or

                                3.8.2. If the individuals who serve on the
Company Board of Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person who becomes a director subsequent to the Commencement Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then compiling the Incumbent Board shall be for purposes of this Agreement considered as if such person was a member of the Incumbent Board; or

                                3.8.3. Approval by the Company's stockholders of
(i) a merger, reorganization or consolidation whereby the Company's shareholders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

               3.9. CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY. Notwithstanding anything in this Agreement to the contrary, in the event that it is determined that any payment or distribution required to be made by the Company to ANDERS following a Change of Control under Sections 3.5.2 or 3.7 herein (a "Change of Control Payment"), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended, then the aggregate amounts payable or distributable pursuant to this Agreement shall be reduced to the "Reduced Amount." The Reduced Amount shall be the greater of (i) an amount which is the maximum amount of Change of Control Payments possible without causing any such Change of Control Payment to be nondeductible by the Company because of Section 280G of the Code, or (ii) the Change of Control Payment, if the Change of Control Payments provides ANDERS with a greater after tax benefit than (i) herein. The Reduced Amount specified in (i) above shall be expressed in present value which maximizes the aggregate present value of Change of Control Payments without causing any Reduced Amount to be non-deductible by the Company under Section 280G. In addition, if the Change of Control Payments can be restructured through the provision by ANDERS of personal services or otherwise following a Change of Control, then the parties shall in good faith attempt to agree to a change in such relationship necessary for ANDERS to receive the full benefits of the Change of Control Payment. However, any restructuring of the relationship shall not require ANDERS to be employed by the Company or be subject to a non-competition agreement. The determinations required herein shall be made by the independent certified public accounting firm which was engaged by the Company to audit the Company's financial statements for the fiscal year preceding the year in which the Change of Control occurs. ANDERS shall have the right to contest such determination.

               4. COMPENSATION AND BENEFITS

                       4.1. SALARY. Subject to the provisions of Section 4.2 herein, the Company shall pay to ANDERS, a base salary at a total annual rate of $65,000 (the "Base Salary") payable in cash. Base Salary shall be paid in regular payroll intervals consistent with payroll policy established by the Company from time to time. Base Salary shall be automatically increased to $90,000 per year on the earlier of (i) the date that the Company's registration statement of its initial public offering is declared effective by the Securities and Exchange Commission; or (ii) a Change of Control.

                       4.2. COST OF LIVING INCREASE. On each anniversary date of this Agreement during the term hereof or any extension, Base Salary shall be increased by the greater of (i) six (6%) percent of then existing Base Salary, or (ii) the percentage increase, if any, of the consumer price index for Urban Wage Earners and Clerical Workers (Greater Metropolitan Miami area; all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor. The Company's Board of Directors shall have the discretion to grant increases in Base Salary in excess of the amounts provided herein.

                       4.3. BONUS. Prior to the commencement of each fiscal year, the Board of Directors or its compensation committee, if any, shall establish in good faith a reasonable and justifiable incentive bonus plan for ANDERS for such fiscal year. The incentive bonus plan shall provide ANDERS the ability to earn a bonus based upon certain goals and objectives to be established in such incentive bonus plan. Such bonus, if any, shall be payable within thirty (30) days following the completion of the Company's audit for such fiscal year by its independent auditors.

                       4.4. STOCK OPTIONS. ANDERS shall be eligible from time to time to receive grants of stock options, under stock option plans or otherwise, in such amounts and at such times as determined by the Board of Directors or any committee thereof. All options granted to ANDERS shall:

                                (a) have a minimum term of five (5) years within
which to exercise such options;

                                (b) have a vesting schedule of no worse than
twenty-five (25%) percent as of the date of grant and twenty-five (25%) on each anniversary date of such grant thereafter;

                                (c) vesting shall be accelerated upon a change
of control of the Company;

                                (d) have an exercise price no greater than the
market price of the underlying securities as of the date of grant; and

                                (e) such other terms and conditions as are
customary for similar types of options.

                       4.5. ADDITIONAL BENEFITS.

                                4.5.1. VACATION. ANDERS shall be entitled to a
reasonable number of discretionary paid vacation days consistent with her level of employment, duties and seniority during each twelve-month period during the term of this Agreement, but in no event less than fifteen (15) days during each period. Vacation time may be accumulated for a period of not longer than two (2) years. ANDERS shall not receive compensation for days not used.

                                4.5.2. AUTOMOBILE EXPENSES. During the term of
this Agreement, the Company shall pay to ANDERS an automobile allowance of $500 per month, which shall be inclusive of all expenses associated with the operation of such automobile, including depreciation, gasoline, insurance, repairs and maintenance.

                                4.5.3. REIMBURSEMENT OF EXPENSES. ANDERS shall
be reimbursed by the Company, upon presentation of adequate receipts, for all business expenses which are reasonably incurred by ANDERS in the performance of his duties under this Agreement, including but not limited to travel, cellular phone and similar expenses. All travel expenses shall be incurred in accordance with reasonable policy established by the Board of Directors.

                                4.5.4. PARTICIPATION IN EMPLOYEE BENEFIT PLANS.
ANDERS shall be entitled to participate, subject to eligibility and other terms generally established by the Company's Board of Directors, in any group hospitalization, health, dental care, profit sharing and pension, and other benefit plans, as may be adopted or amended by the Company from time to time as affecting employees of similar status. The Company shall provide health insurance for ANDERS and her dependents and shall pay all premiums incurred thereby.

               5. REPRESENTATIONS. ANDERS hereby represents to the Company that she is in good health, she is physically and mentally capable of performing her duties hereunder and she has no knowledge of any present or past physical or mental condition which would cause an insurance company to reject an application by ANDERS for life insurance or for accident, sickness or disability insurance. ANDERS represents and warrants that to the best of her knowledge she is not subject to any restrictive covenants under any other agreements prohibiting her performance in full hereunder, or which would subject the Company to any valid claims for tortious interference.

               6. CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

                       6.1. CONFIDENTIALITY. ANDERS shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone without the Company's prior written consent, any knowledge or information with respect to any aspect of the Business, including but not limited to: the Company's costs; fees or models; physician or patient names; provider names; referral sources; addresses and telephone numbers of patients and referral sources; billing procedures, prices and terms; its business techniques, computer programs and printouts; identity of prospective patients, providers or referral sources; information disclosed by the Company's patients to the Company; or other information concerning the Business or its employees. All information given to ANDERS in connection with his employment shall be considered confidential and proprietary.

                       6.2. OWNERSHIP OF INFORMATION. ANDERS recognizes that all records; patient lists; provider lists; referral lists; material cost data; fees or models; files and correspondence with patients, referral services, physicians, and providers of services; computer printouts; contracts; reports; notes; business plans; compilations of other recorded matter; and copies or reproductions thereof, relating to the Company's operations and activities made or received by ANDERS in the course of her employment are the exclusive property of the Company and ANDERS holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of her employment, or earlier if so requested. All of such information, which if used by ANDERS outside the scope of his employment, could cause irreparable and continuing injury to the Business for which there may not be an adequate remedy at law.

               7. RESTRICTIVE COVENANT. As an inducement to cause the Company to enter into this Agreement, ANDERS covenants and agrees that during her employment, and for a period of one (1) year after she ceases to be employed by the Company, regardless of the manner or cause of termination:

                       7.1. NON-COMPETITION. ANDERS will not be an employee, agent, director, stockholder or owner (except of not more than 1% of the securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in the provision of services similar to the Company's business as of termination (a "Competing Business") within 100 miles of any office, center, clinic or other location of the Company, or any of its subsidiaries or affiliates;

                       7.2. SOLICITATION OF BUSINESS. ANDERS will not contact, call upon, solicit business from, sell or render services to any patient, provider, insurer, HMO, managed care company or contract party of the Company, or any of its affiliates with respect to a Competing Business or purchase from any supplier or potential supplier any materials for same and ANDERS shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts; or

                       7.3. SOLICITATION OF EMPLOYEES. ANDERS will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for himself or on behalf of any business, firm, corporation, partnership, association or proprietorship enter into any agreements with, solicit, or directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company, or any of its subsidiaries or affiliates for the purpose of causing said officer, sales person, agent or other employee to terminate employment with the Company.

                       7.4. NON-ENFORCEMENT OF RESTRICTIVE COVENANT:
Notwithstanding anything herein to the contrary, if this Agreement is terminated
(a) by ANDERS as a result of the material breach of this Agreement by the Company, (b) if the Company fails to make any severance payment required herein within ten (10) days after such payment is due, or (c) in accordance with Sections 3.5.2 or 3.7 herein, then in such event the Restrictive Covenants contained in this Section 7 shall thereafter be unenforceable by the Company. Notwithstanding termination of the restrictive covenants, the Company will still be obligated to pay the remaining severance due.

               8. ACKNOWLEDGEMENT. ANDERS HEREBY ACKNOWLEDGES AND UNDERSTANDS THIS AGREEMENT INHIBITS ANDERS' ABILITY TO WORK FOR THE SAME OR SIMILAR KIND OF BUSINESS FOR A PERIOD OF ONE (1) YEAR AFTER THE END OF ANDERS' EMPLOYMENT WITH THE COMPANY. ANDERS acknowledges and confirms that the length of the term and geographic restrictions contained in this Agreement are fair and reasonable and not the result of overreaching, duress or coercion of any kind. ANDERS further acknowledges and confirms that her full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause any undue hardships, financial or otherwise and that enforcement of this Agreement will not impair ANDERS' ability to obtain employment commensurate with ANDERS' abilities and on terms fully acceptable to ANDERS. ANDERS acknowledges that ANDERS will be receiving significant information regarding the Business which ANDERS has not previously received and would not receive without being employed by the Company. ANDERS acknowledges and confirms that such information would cause the Company serious injury and loss if used by ANDERS for the benefit of a competitor.

               9. MATERIAL VIOLATION. A violation of Sections 6 or 7 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 11. ANDERS acknowledges that compliance with the provisions of Sections 6 and 7 are necessary to protect the goodwill and proprietary interests of the Company and is a material condition of employment. ANDERS acknowledges and agrees that proof of one such personal solicitation by ANDERS of a patient, referral source, HMO, managed care company, insurance company, supplier or employee, shall constitute absolute and conclusive evidence that ANDERS has substantially and materially breached the provisions of this Agreement.

               10. MATERIAL COVENANTS. It is understood by and between the parties that the foregoing covenants set forth in Sections 6 and 7 are essential elements of this Agreement, and that but for the agreement of ANDERS to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by ANDERS shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action ANDERS may have against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

               11. REMEDIES. ANDERS hereby acknowledges, covenants and agrees that in the event of a material default or breach under this Agreement:

                       (a) the Company will suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. ANDERS agrees that in the event of a violation or breach of this Agreement, in addition to any other remedies available to them, the Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without any requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and

                       (b) Any and all of the Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which the Company may have at law or in equity including, but not limited to, the right to monetary damages.

               12. INDEMNIFICATION. The Company agrees to indemnify ANDERS for any and all liabilities to which she may be subject as a result of her service to the Company as an officer, director, or agent or of any other enterprise in which he serves at the request of the Company, or otherwise as a result of her employment hereunder, including all expenses, including legal fees and costs incurred as a result of any proceedings brought or threatened against ANDERS, to the fullest extent permitted by law. Counsel's fees, to the fullest extent permitted by law, shall be paid by the Company in advance of any final disposition of a proceeding upon receipt of an undertaking by ANDERS that she will repay such fees if it is ultimately determined by a court of competent jurisdiction that she is not entitled to indemnification. The Company will use its best efforts to obtain and keep in force adequate director and officer liability insurance during the term of this Agreement and for six (6) years thereafter, if available at a reasonable cost.

               13. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, paragraphs or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, paragraphs or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

               14. NOTICE. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when hand-delivered, mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid, through a nationally recognized overnight courier, or via facsimile to the party at their addresses below:

        Company:                       Renex Corp.
                                       2100 Ponce de Leon Boulevard, Suite 950
                                       Coral Gables, Florida 33134
                                       Attention: President

        with a copy to:                Bryan W. Bauman, Esq.
                                       Wallace, Bauman, Fodiman & Shannon, P.A.
                                       2222 Ponce de Leon Boulevard, Sixth Floor
                                       Coral Gables, Florida 33134

        ANDERS:                        2965 W. Trade Avenue
                                       Coconut Grove, FL 33133

or such other address given by such party to the other party at any time hereafter.

               15. ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior written or oral agreements between them as to such subject matter.

               16. AMENDMENT. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

               17. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

               18. WAIVER. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

               19. ASSIGNMENT. No party may assign their rights hereunder without the prior written consent of the other, except that the Company may assign its rights to any affiliate or successor entity without the consent of ANDERS subject to the provisions of Section 3.7 herein.

               20. CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way defines, limits, extends, or describes the scope of this Agreement or the intent of any provisions of this Agreement.

               21. ATTORNEYS' FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.

               22. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                          RENEX CORP., a Florida corporation



                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------



                                          -------------------------------------
                                                      PATSY L. ANDERS